UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Caribou Coffee Company, Inc.

(Name of Registrant as Specified In Its Charter)

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3900 Lakebreeze Avenue North
Brooklyn Center, Minnesota 55429

April 30, 2007

Dear Shareholders:

You are cordially invited to attend the Caribou Coffee Company Annual Meeting of Shareholders on Wednesday, August 8, 2007, at 10 a.m. (Central Time). The meeting will be held at the Hyatt Regency Minneapolis located at 1300 Nicollet Mall., Minneapolis, Minnesota.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement. At the meeting, we will also report on Caribou Coffee Company’s operations and respond to any questions you may have.

Very truly yours,

Michael J. Coles
Chief Executive Officer and
Chairman of the Board

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

CARIBOU COFFEE COMPANY
3900 Lakebreeze Avenue North
Brooklyn Center, Minnesota 55429
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held
August 8, 2007

The Annual Meeting of Shareholders of Caribou Coffee Company, Inc. (“we” “us” “Caribou” or the “Company”) will be held at the Hyatt Regency Minneapolis located at 1300 Nicollet Mall, Minneapolis, Minnesota, on Wednesday, August 8, 2007, at 10 a.m. (Central Time) for the following purposes:

1. To elect six directors to serve until the 2008 Annual Meeting of Shareholders.

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2007.

3. To consider any other business to properly come before the meeting.

Only shareholders of record at the close of business on June 18, 2007 will be entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournments or postponements of the meeting.

Our proxy statement is attached to this notice of annual meeting of shareholders. Financial and other information concerning the Company is contained in the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2006.

By Order of the Board of Directors,

Dan E. Lee
Secretary

Brooklyn Center, Minnesota
April 30, 2007

CARIBOU COFFEE COMPANY
3900 Lakebreeze Avenue North
Brooklyn Center, Minnesota 55429
PROXY STATEMENT
for the
2007 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is furnished by and on behalf of the board of directors of Caribou Coffee Company, Inc., a Minnesota corporation (“Caribou” or the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held at 10 a.m. (Central Time) on Wednesday, August 8, 2007, at the Hyatt Regency Minneapolis, 1300 Nicollet Mall, Minneapolis, Minnesota, and at any adjournment or postponement thereof. This proxy statement and the enclosed proxy card will be first mailed on or about July 6, 2007 to our shareholders of record on June 18, 2007.

We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we are soliciting. Proxies will be solicited by mail and may also be solicited by directors, officers and other Caribou employees, without additional remuneration, in person or by telephone or facsimile transmission. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock as of the record date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by telephone, the Internet or by completing and returning the enclosed proxy card will help to avoid additional expense. Proxies and ballots will be received and tabulated by Wells Fargo Shareowner Services, the Company’s transfer agent and the inspector of elections for the annual meeting.

ABOUT THE MEETING

What am I voting on?

You will be voting on the following: (1) to elect six directors, (2) to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm and (3) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. No cumulative rights are authorized, and dissenter’s rights are not applicable to the matters being voted upon.

Who is entitled to vote?

You may vote if you owned our common stock as of the close of business on June 18, 2007, the record date. Each share of common stock is entitled to one vote. As of April 9, 2007, we had 19,319,525 shares of common stock outstanding.

How do I vote if I do not plan to attend the meeting?

Whether or not you plan to attend the annual meeting, you can arrange for your shares to be voted at the meeting by completing, signing and returning the enclosed proxy card. If your shares are held in the name of your broker, bank or another nominee, you should follow the instructions provided by your broker, bank or other nominee to vote your shares.

Can I vote at the meeting?

You may vote your shares at the meeting if you attend in person and the shares are registered in your name. If your shares are held in “street name” by your broker, bank or another nominee, you may not vote your shares in person at the meeting unless you obtain a signed proxy from your broker, bank or other nominee. Even if you plan to attend the meeting, we encourage you to vote your shares by completing, signing and returning the enclosed proxy card.

Can I change my vote after I return my proxy card?

If you are a shareholder of record, you may change your vote at any time before the polls close at the meeting. You may do this by (i) executing and delivering a later dated proxy card to the secretary of the Company prior to the Annual Meeting, (ii) delivering written notice of revocation of the proxy to the secretary of the Company prior to the Annual Meeting, or (iii) attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. If you hold your shares in “street name,” you may submit new voting instructions by contacting your broker, bank or other nominee.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers, banks or other nominees. Please vote all of these shares. We recommend that you contact the record holder of your shares to consolidate as many accounts as possible under the same name and address.

How can I attend the meeting?

The annual meeting is open to all holders of our common stock. To attend the meeting, you will need to bring evidence of your stock ownership. If your shares are registered in your name, your admission card is included with this proxy statement. You will need to bring the admission card together with valid picture identification. If your shares are held in the name of your broker, bank or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification.

May shareholders ask questions at the meeting?

Yes. Representatives of the Company will answer shareholders’ questions of general interest at the end of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting in person, if you properly return the enclosed proxy card or if you grant a proxy to vote via the Internet or telephone. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of June 18, 2007, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting.

How many votes are needed to elect directors?

Each nominee must receive the “For” vote from a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting which a quorum is present.

How many votes are needed to ratify the selection of the independent registered public accounting firm?

The ratification of the selection of the independent registered public accounting firm must receive a “For” vote from a majority of the voting power of the shares present and entitled to vote on the election of directors at a meeting which a quorum is present.

What if I sign and return my proxy card but do not provide voting instructions?

If the enclosed proxy card is signed and returned (and not revoked) prior to the Annual Meeting, but does not provide voting instructions, the shares of common stock represented thereby will be voted: (1) FOR the election of the director candidates nominated by the Board of Directors; (2) FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2007 (“fiscal 2007”); and (3) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held in “street name” through a broker, bank or other nominee under certain circumstances the nominee may vote your shares. Brokerage firms have authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of directors and the ratification of an accounting firm are routine matters.

If you do not provide voting instructions to your brokerage firm, the brokerage firm may either: (1) vote your shares on routine matters, or (2) leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by signing and returning your proxy. This ensures your shares will be voted at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and determining the outcome of the vote on routine matters.

Can my shares be voted on matters other than those described in this proxy statement?

Yes. We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with the our Amended and Restated Bylaws, the number of directors to constitute the Board shall be determined from time to time by resolution of the Board. The number of directors that constitute the Board has been set at seven. Currently the Board is comprised of six directors due to the resignation of Rosalyn T. Mallet on March 5, 2007 in connection with her appointment as President and Chief Operating Officer. There remains one vacancy on the Board. With Ms. Mallet’s resignation, we no longer have a majority of independent directors as required by Nasdaq Marketplace Rules. Consistent with such Nasdaq Marketplace Rules, we have a cure period in order to regain compliance until September 4, 2007. We are currently looking for a new independent director and we expect that we will be able to fill the vacancy prior to September 4, 2007. Such new independent director will be appointed by the Board and will stand for reelection at the next regular meeting of the shareholders after such director’s appointment.

Nominees for director are elected to serve for a term of one year and until their respective successors have been elected and qualified. Each director shall hold office until the next regular meeting of the shareholders after such director’s election and until a successor is elected and has qualified, or until the earlier death, resignation, removal or disqualification of the director.

The terms of the current six directors, Messrs. Caffey, Coles, Doolin, Griffith, Neal and Ogburn, expire upon the election and qualification of the directors to be elected at the Annual Meeting. The Board of Directors has nominated these six directors for reelection to the Board of Directors as directors at the Annual Meeting, to serve until the 2008 Annual Meeting of Shareholders.

Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of Messrs. Caffey, Coles, Doolin, Griffith, Neal and Ogburn to the Board of Directors. The nominees have consented to serve as directors of the Company if elected. If, at the time of the Annual Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe any of the nominees will be unable or will decline to serve as a director.

Set forth below is certain information furnished to us by the director nominees. The ages provided for each nominee are as of March 30, 2007. There are no family relationships among any directors or executive officers of the Company.

Nominees for Directors

Kip R. Caffey, age 51, has served as director since October 2005. Mr. Caffey has been Managing Director of Cary Street Partners, LLC, an investment banking and wealth management firm, since July 2004. From July 1999 to March 2004, Mr. Caffey was employed by SunTrust Robinson Humphrey and its predecessor firm, The Robinson-Humphrey Company, Inc., where he was Senior Managing Director and co-head of Investment Banking.

Michael J. Coles, age 63, has served as a director and as our Chief Executive Officer and President since June 2003 and as the Chairman of our Board since July 2005. On April 2, 2007, Mr. Coles resigned the position of President in connection with the appointment of Rosalyn T. Mallet as President and Chief Operating Officer. Prior to joining us, Mr. Coles co-founded Great American Cookie Company in 1977 and served as Chief Executive Officer until he sold his remaining interest in the company in 1998. From 1987 until 2003, Mr. Coles also served on the board of Charter Bank & Trust, of which he was a founder, and from 1998 to 2001, Mr. Coles was chairman of the board. From 1999 through 2003, Mr. Coles also was a consultant and private investor providing strategic and management advice to a number of private companies and served on the boards of several not-for-profit organizations.

Wallace B. Doolin, age 60, has served as a director since October 2005. Mr. Doolin has been Chairman of the Board of Directors and Chief Executive Officer of Buca, Inc., an owner and operator of full service restaurants, since November 2004. Mr. Doolin is also the former President of Buca, Inc. From May 2002 to October 2004, Mr. Doolin was Chief Executive Officer and President of La Madeleine de Corps, Inc., a French restaurant and bakery company. From January 1994 to May 2002, he was Chief Executive Officer and President of TGI Friday’s, an owner and operator of casual dining restaurants, and its parent, Carlson Restaurants Worldwide Inc., a global restaurant company.

Charles L. Griffith, age 52, has served as a director since July 2005. Mr. Griffith has been an Executive Director of Arcapita Bank B.S.C. (c) since February 2005. From 2003 until 2004, he served as Group President for Johns Manville, a Berkshire Hathaway-owned company that manufactures insulation and building products. From 2002 until 2003, Mr. Griffith served as Executive Vice President of Electronic Data Systems Corporation, a global technology services company. From 2001 to 2002, he was a Partner with Investcorp International, a global investment group, and from 1998 until 2000, he served as President and Chief Executive Officer of Ingersoll Dresser Pump Company, a manufacturer and aftermarket service provider of comprehensive flow control systems. Prior to this, Mr. Griffith was with Allied Signal Corporation and McKinsey and Company.

Jeffrey C. Neal, age 62, has served as a director since October 2005. Mr. Neal has been a Partner and Chairman of the Investment Committee of Horizon Capital LLC, an investment company specializing in investments in Ukraine and Moldova, since February 2006. Mr. Neal held a variety of positions at Merrill Lynch & Co. Inc. and a predecessor firm from 1973 until 2004 including serving as Chairman of the Global Investment Banking Group from March 2003 to August 2004, Chief Operating Officer of the Global Investment Banking Group from September 2001 to March 2003 and Chairman of the Global Corporate Finance Group from 2000 until August 2001.

Charles H. Ogburn, age 51, has served as a director since January 2003. Mr. Ogburn has been an Executive Director of Arcapita Bank B.S.C. (c) since March 2001. Prior to joining Arcapita, Mr. Ogburn spent more than 15 years at the investment banking firm of The Robinson-Humphrey Company, Inc., most recently as Senior Managing Director and co-head of Investment Banking.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE SIX NOMINEES TO THE BOARD OF DIRECTORS.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board has determined that Kip R. Caffey, Wallace B. Doolin and Jeffrey C. Neal are an “independent directors” under Nasdaq rules. In addition, the Board determined that Rosalyn T. Mallet was in “independent director” while serving on the Board during fiscal 2006.

In this proxy statement the directors who have been affirmatively determined by the Board to be “independent directors” under this rule are referred to individually as an “Independent Director” and collectively as the “Independent Directors.”

The Board of Directors has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees prescribed by Nasdaq and the Securities and Exchange Commission (“SEC”). The Board of Directors has further determined that Mr. Neal is an “audit committee financial expert” as such term is defined by SEC rules.

Board Committees

During fiscal 2006, the Board of Directors had three standing committees: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee. Committee and committee chair assignments are made annually by the Board at its meeting immediately following the annual meeting of shareholders. The current composition of each Board committee is as follows.

Nominating and Corporate
Audit	Compensation	Governance

Jeffrey C. Neal (Chair)	Kip R. Caffey (Chair)	Wallace B. Doolin (Chair)
Kip R. Caffey	Wallace B. Doolin	Jeffrey C. Neal
Wallace B. Doolin

Board and Committee Meetings

During fiscal 2006, the Board of Directors held four meetings, the Audit Committee held seven meetings, the Compensation Committee held three meetings and the Nominating and Corporate Governance Committee did not meet. Each director attended at least 75% or more of the meetings of the Board of Directors during fiscal 2006. We have not adopted a formal policy regarding Board members’ attendance at the annual meetings; however, all Board members attended the 2006 Annual Meeting.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Responsibilities and Duties of the Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to assist the Board in fulfilling its responsibilities relating to:

A. identification of individuals qualified to become Board members and recommendation of director nominees to the Board prior to each annual meeting of shareholders;

B. recommendation of nominees for committees of the Board; and

C. matters concerning corporate governance practices.

To carry out its nominating function, the Committee has the following responsibilities and duties:

1. Retain, as deemed necessary, and terminate any search firm to be used to identify director candidates. The Committee has sole authority to select such search firm and approve its fees and other retention terms.

2. Determine desired board skills and attributes. The Committee shall consider personal and professional integrity, ability and judgment and such other factors deemed appropriate.

3. Actively seek individuals whose skills and attributes reflect those desired and evaluate and propose nominees for election to the Board.

4. Review the slate of directors who are to be re-nominated to determine whether they are meeting the Board’s expectations of them. 5. Make recommendations to the full Board for appointments to fill vacancies of any unexpired term on the Board.

6. Annually recommend to the Board nominees for submission to shareholders for approval at the time of the annual meeting of shareholders.

7. Annually review committee chairs and membership and recommend any changes to the full Board.

The Nominating and Corporate Governance Committee is currently is looking for a new independent director to fill the vacancy left by Rosalyn T. Mallet’s resignation.

The Nominating and Corporate Governance Committee has not adopted a specific policy regarding the consideration of shareholder director nominees, but its general policy is to welcome future nominees recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to our board of directors may do so by submitting a written recommendation to Caribou Coffee Company, Inc., 3900 Lakebreeze Avenue North, Brooklyn Center, Minnesota 55429, Attention: Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and board memberships (if any) for the Committee to consider. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates nominees based on whether or not the nominee was recommended by a shareholder.

Corporate Governance Materials

The following materials related to the Company’s corporate governance are available publicly on the Company’s web site at www.cariboucoffee.com/aboutus/investorrelations.asp under Corporate Governance.

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Code of Business Conduct and Ethics

Copies may also be obtained, free of charge, by writing to: Vice President, General Counsel and Secretary, Caribou Coffee Company, 3900 Lakebreeze Avenue North, Brooklyn Center, Minnesota, 55429. Please specify which documents you would like to receive.

Compensation of Directors

Our directors who also are our employees or are affiliated with our largest shareholder an affiliate of Arcapita Bank B.S.C. (c), receive no compensation for serving on the Board of Directors. We have agreed to provide our independent directors $15,000 per member in cash consideration annually for serving on our Board of Directors, an additional $5,000 per member for serving on any committee of our Board of Directors and an additional $2,000 per Board meeting attended in person or by telephone. In addition, under our 2005 Equity Incentive Plan, each independent director will receive an initial option grant to purchase 10,000 shares of our common stock with a per share exercise price equal to the closing market price on the date of grant. We have agreed to reimburse all of our directors for reasonable expenses incurred in connection with their duties as directors.

The table below sets forth, for each independent director that served during fiscal 2006, the amount of cash compensation paid and the number of stock options received for his or her service.

	Fees
	Earned
	or Paid	Option
	in Cash	Awards		Total
Name	($)	($)(1)		($)

Kip R. Caffey	30,000	—		30,000
Wallace B. Doolin	30,000	—		30,000
Jeffrey C. Neal	30,000	—		30,000
Rosalyn T. Mallet(3)	19,667	2,859	(2)	22,526

(1)	At the end of fiscal 2006, the aggregate number of shares of common stock underlying outstanding option awards to directors was: Mr. Caffey — 10,000; Mr. Doolin — 10,000; Mr. Neal — 10,000.

(2)	Upon her appointment to the board on May 25, 2006, Ms. Mallet was granted 10,000 options with a grant date of May 25, 2006. These options become exercisable over four years in increments of 25 percent beginning one year from the date of grant. They have a term of 10 years. The amount shown represents the expensed fair value of options determined under SFAS 123(R) and not the compensation realized by the director. The Black-Scholes option pricing model is used to estimate the fair value of stock options, resulting in an estimated value of $4.18 per option or a total fair value of $41,800. Assumptions used in the calculation of this amount is included in Note 9 to our financial statements for the fiscal year ended December 31, 2006, included in our annual report on Form 10-K filed with the SEC on April 2, 2007.

(3)	Upon her resignation from the Board and appointment to President and Chief Operating Officer, Ms. Mallet was granted 200,000 stock options. These options become exercisable over four years in increments of 25 percent beginning one year from the date of grant. They have a term of 10 years.

On March 27, 2007, our Board of Directors approved a change to the compensation received by our independent board members. Effective March 30, 2007, each independent director will receive $30,000 in cash consideration annually for serving on our Board of Directors and an additional $5,000 annually for serving on any committee of our Board of Directors, except for the chairman of the audit committee who will receive $7,500 annually. On March 30, 2007, the Board granted each independent director a one time grant of an additional 5,000 stock options. These options were granted at the closing market price on March 30, 2007 and become exercisable over four years in increments of 25 percent beginning one year from the date of the grant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee is responsible for all decisions regarding the compensation of our executive officers. The Compensation Committee is also responsible for the oversight of our stock option plan.

The following discussion summarizes the philosophies and methods the Compensation Committee uses in establishing and administering our executive compensation and incentive programs, including the development of compensation programs designed to provide executive officers with ownership interests in Caribou and motivation to build shareholder value. The discussion focuses on the compensation for our Chief Executive Officer (“CEO”), Chief Financial Officer and the three other executive officers with the highest total compensation for fiscal 2006, calculated in accordance with SEC rules (the “named executive officers” or “NEOs”).

Executive Compensation Policies

Our executive compensation policies are designed to attract and retain qualified executives, to reward individual achievement and to align the financial interests of our executives with those of our shareholders. To accomplish these objectives, the executive compensation program is comprised of (1) base salary, (2) an annual performance-based cash bonus, (3) long-term incentive compensation, consisting of fair market value stock options (fair market value is defined as the closing market price for our stock on the date of grant), and (4) other benefits that are intended to provide competitive compensation which includes 401(k) savings, medical and dental insurance, life insurance and short-term and long-term disability. These four elements comprise our executive officer’s total compensation.

Decisions regarding the level of base salary, performance-based cash bonus and stock options for our executive officers are primarily based upon (1) individual experience and technical capability needed to administer and execute the responsibilities of the position (2) competitive practices for executive talent in our industry and for our size company, and (3) our operating performance.

Base Salary

Base salary is designed to compensate the executive for the individual experience and technical capability needed to administer and execute the responsibilities of their respective position. Given our growth objectives, consideration is given to not only the experience and technical capability needed today but also those experiences and technical capabilities needed to execute the responsibilities of the executive officer’s position in a larger company.

Base salaries for the executive officers are reviewed annually. In evaluating whether an adjustment to an executive’s base salary is appropriate, factors such as changes in the scope of the individual’s job responsibilities, their individual performance against stated objectives and our overall performance over the past year are considered. These evaluations along with proposed salary adjustments for all executive officers, except our CEO, are forwarded by our CEO to the Compensation Committee for review and approval. Our CEO’s annual base salary review is conducted by the Compensation Committee and considers the same factors described above for our other executive officers. Our Compensation Committee will review the evaluations and proposed salary adjustments and applys their experience, judgment, market data and practices and periodic benchmarking data from third party executive compensation consultants in determining the appropriateness of the adjustments. In 2006, based on the individual executive’s performance, our overall general performance and a variety of other factors including market data, the Compensation Committee approved the following adjustments to base salaries, which became effective in February 2006:

Name	Title	Base Salary

Michael J. Coles	Chief Executive Officer and Chairman of the Board	$481,500
George E. Mileusnic	Chief Financial Officer	$294,250
Amy K. O’Neil	Senior Vice President of Store Operations	$256,250
Christopher B. Rich	Vice President of Global Franchising	$250,000
Janet D. Astor	Vice President of Real Estate and Store Development	$204,604

In February 2007, the Compensation Committee, as part of its annual executive officer compensation review, approved new base salaries for the following named executive officers which became effective in March 2007:

Name	New Base Salary

George E. Mileusnic	$306,020
Amy K. O’Neil	$258,813
Christopher B. Rich	$256,250

Ms. Astor’s employment with Caribou was ceased on January 11, 2007. No change was made to the base salary for Michael J. Coles.

Performance-Based Cash Bonus (non-equity incentive plan)

The purpose of our performance-based cash bonus plan is to unite the interests of our executive officers with those of our shareholders through the attainment of shareholder value added objective approved by the Compensation Committee at the beginning of each year.

The performance-based cash bonus plan approved by our Compensation Committee provides our named executive officers, excluding our Vice President of Global Franchising, an opportunity to earn a cash bonus ranging from 20% to 100% of base salary, upon the achievement of performance goals set by the Compensation Committee set the performance goal a specific Adjusted EBITDA target. Adjusted EBITDA is defined in Item 6, Selected Financial Data, in our annual report on Form 10-K filed on April 2, 2007. The Adjusted EBITDA target was consistent with the guidance provided in January 2006. The plan requires a minimum Adjusted EBITDA be achieved before any bonus is paid. If the actual fiscal year Adjusted EBITDA is greater than the minimum Adjusted EBITDA but less than the target Adjusted EBTIDA, the plan allows for a portion of the bonuses to be paid. No bonus will be paid if we do not achieve the minimum Adjusted EBITDA. The plan also allows for an upside if we achieve an Adjusted EBITDA greater than the target Adjusted EBITDA.

For the fiscal year 2006, we did not achieve the minimum Adjusted EBITDA, so no bonuses were paid to the named executives that participate in this plan.

Our Vice President of Global Franchising is eligible to receive a performance-based cash bonus designed to motivate and reinforce the commitment to growing our global franchising business. This position is eligible for a bonus equal to 10% of initial franchise fees actually received up to a maximum of 50% of base salary. Generally, the franchisee’s coffeehouse must be opened before the bonus is paid. $18,000 was paid in 2006 and $42,875 was paid in 2007. Both payments were for 2006 performance.

Long-Term Incentive Compensation

Our long-term incentive compensation, which is comprised of stock option grants, is intended to provide a means of encouraging an ownership interest in our company by those employees who have contributed, or are determined to be in a position to contribute to our success. Because the value of stock option grants bear a direct relationship to the price of our shares, the Compensation Committee believes that stock option grants are a means of encouraging our executive officers to increase long-term shareholder value.

Based on a review of competitive market data and the Compensation Committee’s desire to retain our NEOs, the Compensation Committee approved stock option grants in 2006 which become exercisable over four years in increments of 25 percent beginning one year from the date of grant. They have a term of 10 years. The following grants were approved:

Name	Option Grant

Michael J. Coles	9,135
George E. Mileusnic	8,180
Amy K. O’Neil	5,480
Christopher B. Rich	21,875
Janet D. Astor	2,258

As of April 9, 2007, the Compensation Committee has not granted any additional stock options to any of our NEOs.

Equity Grant Policies

The Compensation Committee has been given oversight responsibility for our stock option plan by our Board of Directors. The general terms of our stock option grants have been pre-established by the 2005 Equity Incentive Plan (our stock option plan), including the life of the options (10 years) and the vesting schedule (25% per year from the date of grant). The Compensation Committee is therefore primarily concerned with the number of options granted, who the options are granted to and the date of grant. The exercise price for all stock option grants is the closing market price on the date of grant. We do not back-date or re-price stock options.

We typically grant options two times per year. The Compensation Committee has pre-established the last Friday in February and the first Friday in September as our semi-annual dates of stock option grants. In establishing these semi-annual stock option grant dates, the Compensation Committee considered the timing of our routine information releases. If facts and circumstances indicate that a pre-established stock option grant date is not appropriate because of a pending release of non-routine material information or other reason, the Compensation Committee maintains the authority to change the stock option grant date to a more appropriate date.

The Compensation Committee also maintains the authority to approve a stock option grant on a date other than the pre-established dates of grant. This exception is typically used to grant stock options to a new executive officer or other key position upon hire. The number of stock options granted to a specific position is determined by a pre-defined stock option grant schedule by position. It has been our practice to not only grant stock options to our executive officers but also to other non-executive officer managers including our coffeehouse managers. A stock option grant schedule has been established for all the positions which typically are granted stock options. The stock option grant schedule provides for more stock options to be granted to those positions which have been determined to contribute more to the success of our Company. For most of our executive officers, the stock option grant schedule requires that 25,000 options to be granted upon hire followed by a 5,000 stock option grant each year thereafter until the executive officer has been granted 50,000 options. The Compensation Committee may in its discretion, alter this grant schedule both in terms of timing and in terms of the total number of stock options granted.

Other Benefits

Our executive officers, including our CEO and NEOs, may participate in our other employee benefit plans at their discretion. These other benefit plans include our 401(k) savings plan, medical and dental insurance, life insurance, and short-term and long-term disability. Our executive officers may participate in these other benefit plans on the same terms, conditions and cost that all of our other benefit eligible employees (benefit eligibility is defined by each individual benefit participate. We do not provide any pension plans or deferred compensation plans to our executive officers other than our 401(k) savings plan. We make a matching contribution to all of our 401(k) savings plan participants equal to 25% of the first 5% of a participant’s contribution. We do not provide any other perquisites to our executive officers.

Competitive Consultant and Peer Group Data

Our Compensation Committee believes that information regarding compensation practices at other companies in our industry is useful in evaluating the total compensation of our executive officers. We recognize that our compensation practices must be competitive in the market. In addition, this market information is a key factor that the Compensation Committee considers in assessing the reasonableness of the levels of compensation paid to our executive officers.

At the request of our Compensation Committee, Towers Perrin was retained in January 2007 to provide information necessary to assess the competitiveness of the current compensation levels for Caribou’s executive officers. Towers Perrin analyzed the market competitiveness of the following compensation elements using both published compensation surveys and proxy data: base salary, performance-based cash bonus and current stock option holdings.

To assist in the determination of market compensation, the Compensation Committee also considered data from Watson Wyatt’s leisure and hospitality segment and the Chain Restaurant Compensation Association. The survey data was reviewed for companies in our industry who had sales of $200.0 million and for companies in our industry who had sales of $500.0 million. Given our rapid growth strategy, we needed to be mindful of compensation levels at larger organizations in our industry because we need to attract and retain executives who can execute our growth strategy and manage a larger organization. The Compensation Committee, with the assistance of Towers Perrin, determined that market compensation amounts were best represented by the median data values.

The Compensation Committee also reviewed compensation information from proxy filings for certain of our executive officer positions which match positions reported in proxy filings from peer companies. Proxy filings from the following peer companies in 2006 were reviewed: Flanigan’s Enterprises, Inc., Famous Dave’s of America, Inc., Cosi Inc., Green Mountain Coffee Roasters Inc., Peet’s Coffee & Tea Inc., Buffalo Wild Wings Inc., BUCA Inc., Luby’s Inc., Chipotle Mexican Grill Inc., Panera Bread Co, Carrols Restaurant Group Inc., Tim Hortons Inc., and Starbucks Corp. These peer companies were selected and approved by the Compensation Committee. Because our sales level fell into approximately the middle of all the peer companies reviewed, the Compensation Committee, with the assistance of Towers Perrin, determined that market compensation amounts were best represented by the median data values.

Based upon the study conducted by Towers Perrin, the Compensation Committee determined that the compensation paid to our executive officers, including our CEO and the other named executive officers, was competitive with the market, and that no adjustment other than consideration for annual performance needed to occur.

Section 162(m) Limitation

The Compensation Committee believes that the compensation program serves its intended objectives. It believes the use of short-term performance goals and fair market value stock options minimizes the effect of the $1,000,000 limitation on the deduction that an employer may claim for compensation of executives under Section 162(m) of the Internal Revenue Code. Section 162(m) provides exceptions to the deduction limitation, and it is the intent of the Compensation Committee to qualify for these exceptions to the extent feasible and in the best interests of Caribou including the exceptions with respect to performance-based compensation.

While it is the Compensation Committee’s intention to maximize the deductibility of compensation payable to the executive officers, deductibility will be only one among a number of factors used by the Compensation Committee in ascertaining appropriate levels or methods of compensation. We intend to maintain the flexibility to compensate executive officers based upon an overall determination of what we believe to be in the best interests of Caribou and our shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis. Based on our review and these discussions with management, and Towers Perrin, the compensation Committee’s third party executive compensation consultant; we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Kip R. Caffey (Chair)
Wallace B. Doolin

Summary Compensation Table for 2006

The following table sets forth compensations information for our named executive officers for Fiscal Year 2006:

			Option
			Awards	Non-Equity		All Other
		Salary	($)	Incentive Plan		Compensation	Total
Name and Principal Position	Year	($)	(2)	Compensation		($)(4)	($)

Michael J. Coles	2006	475,442	40,285	—		2,772	518,499
Chief Executive Officer and Chairman of the Board
George E. Mileusnic	2006	290,548	36,074	—		1,458	328,080
Chief Financial Officer
Amy K. O’Neil	2006	256,863	24,167	—		2,829	283,859
Senior Vice President of Store Operations
Christopher B. Rich	2006	250,000	80,500	60,875	(1)	43,837	435,212
Vice President of Global Franchising
Janet D. Astor	2006	202,030	9,958	—		183	212,171
Former Vice President of Real Estate and Store Development(3)

(1)	Represents amount awarded to Mr. Rich under the VP of Global Franchising Bonus Plan, $18,000 was earned and paid in 2006 and $42,875 was earned in 2006 and paid in 2007.

(2)	Represents the expensed fair value of options determined under SFAS 123(R) and not the compensation realized by the named executive officer. Assumptions used in the calculation of these amounts are included in Note 9 to our financial statements for the fiscal year ended December 31, 2006 included in our annual report on Form 10-K filed with the SEC on April 2, 2007.

(3)	Ms. Astor’s employment with Caribou was ceased on January 11, 2007.

(4)	All Other Compensation consists of the items detailed in the table below:

	Matching	Life	Medical	Relocation		Total All Other
	Contributions	Insurance	Benefits	Awards		Compensation
Name	401(k) ($)	($)	($)	($)		($)

Michael J. Coles	792	1,980	—	—		2,772
George E. Mileusnic	792	666	—	—		1,458
Amy K. O’Neil	792	222	1,815	—		2,829
Christopher B. Rich	982	552	—	42,303	(1)	43,837
Janet D. Astor	—	183	—	—		183

(1)	Represents amounts paid to Mr. Rich for relocation benefits of $20,833 which was paid in 2006 and $21,470 which was paid in 2007.

Grants Of Plan-Based Awards in 2006

The following table sets forth information concerning grants of non-equity incentive plan awards and all other stock option awards to each of the named executive officers during 2006.

		Estimated
		Possible Payouts	All Other
		Under Non-	Option Awards:	Exercise
		Equity Incentive	Number of	or Base	Grant Date
		Plan Awards	Securities	Price of	Fair Value of
	Grant	Target	Underlying Options	Awards	Option
Name	Date	($)(1)	(#)(2)	($/Sh)(3)	Awards

Michael J. Coles	3-17-06	—	9,135	$8.95	$40,285	(4)
	—	475,442	—	—	—
George E. Mileusnic	3-17-06	—	8,180	$8.95	$36,074	(4)
	—	145,274	—	—	—
Amy K. O’Neil	3-17-06	—	5,480	$8.95	$24,167	(4)
	—	128,432	—	—	—
Christopher B. Rich	9-17-06	—	21,875	$7.70	$80,500	(5)
	—	125,000	—	—	—
Janet D. Astor	3-17-06	—	2,258	$8.95	$9,958	(4)
	—	40,406	—	—	—

(1)	These amounts reflect target annual incentive amounts as set by the Compensation Committee for 2006. The actual amounts paid are reported in the non-equity incentive plan compensation column of the Summary Compensation Table for 2006.

(2)	These are stock option awards granted under our 2005 Equity Incentive Plan. Each grant to the named executive officer in 2006 represents the right to purchase a share of our common stock at a specified exercise price subject to the terms and conditions of the option agreement. These options become exercisable over four years in increments of 25 percent per year beginning one year from the date of grant. They have a term of 10 years.

(3)	The exercise price for each stock option is the closing market price on the date of grant.

(4)	Shown is the aggregate grant date fair value computed in accordance with SFAS 123(R) for option awards in 2006. The Black-Scholes option pricing model is used to estimate the fair value of stock options, resulting in an estimated value of $4.41 per option. Assumptions used in the calculation of this amount are in Note 9 to our financial statements for the fiscal year ended December 31, 2006, included in the annual report on Form 10-K filed with the SEC on April 2, 2007.

(5)	Shown is the aggregate grant date fair value computed in accordance with SFAS 123(R) for option awards in 2006. The Black-Scholes option pricing model is used to estimate the fair value of stock options, resulting in an estimated value of $3.68 per option. Assumptions used in the calculation of this amount are in Note 9 to our financial statements for the fiscal year ended December 31, 2006, included in the annual report on Form 10-K filed with the SEC on April 2, 2007.

Employment, Severance and Change-in-Control Arrangements

Employment Arrangements

Michael J. Coles

We entered into an employment agreement, dated June 29, 2005, with Michael J. Coles to serve as our Chief Executive Officer and President. The employment agreement has a term of four years.

The employment agreement provides for:

•	an annual base salary of $450,000;

•	eligibility for target annual bonuses to be determined by our compensation committee, which shall be equal to 100% of Mr. Coles then current base salary, provided that our board of directors or our compensation committee may establish a bonus plan that pays more than 100% of base salary for above-target performance; and

•	participation in employee benefit plans, programs and policies generally made available to our senior executives.

The employment agreement provides that, if Mr. Coles employment is terminated by us without “good cause” or by Mr. Coles for “good reason” (each as defined in the employment agreement), Mr. Coles will be entitled to all compensation earned and all benefits and reimbursements due through the effective date of termination and a pro rated share of his target annual bonus for that year. If upon such a termination, Mr. Coles executes a general release of claims, he will also be entitled to the following:

•	a lump sum payment equal to (a) two times his base salary then in effect plus (b) an amount equal to two times the average target annual bonus paid to Mr. Coles prior to the date of termination; and

•	if Mr. Coles elects continued coverage for himself or his qualified dependents under our group health plan, payment of the portion of those healthcare costs for up to 24 months.

Under the employment agreement, we have agreed to make an additional tax gross-up payment to Mr. Coles if any amounts paid or payable to him would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code, which we refer to as the Code. However, if a repayment of the payments and benefits by Mr. Coles to us of $50,000 or less would render the excise tax inapplicable, then Mr. Coles will make such repayment to us.

Upon a “change of control event” (as defined in our Equity Incentive Plan), all of Mr. Coles outstanding equity awards that are not otherwise exercisable will be accelerated.

Mr. Coles employment agreement also provides that in the event of Mr. Coles’ death or disability, he or his estate will be entitled to a pro rata share of his annual bonus calculated from the beginning of the calendar year through the date of his death or disability.

The employment agreement also contains non-compete, confidentiality and non-solicitation provisions that apply during the term of the employment agreement and for a 12-month period thereafter.

This employment agreement with Mr. Coles replaced a prior employment agreement we entered into with Mr. Coles in 2003. Among other things, the prior employment agreement provided that Mr. Coles was eligible to receive a one-time cash bonus based upon the valuation of our company if there had been a sale of our company or certain other corporate transactions. In consideration for Mr. Coles entering into the new employment agreement, which among other things eliminated this bonus, we paid Mr. Coles a one-time cash bonus of $750,000 and granted him 100,000 shares of our common stock. In addition, in connection with Mr. Coles entering into the new employment agreement, we granted him options to purchase 133,333 shares of our common stock at $9.87 per share that will vest in four equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date.

George E. Mileusnic and Amy K. O’Neil

We entered into an employment agreement, effective as of July 1, 2005, with George E. Mileusnic to serve as our Chief Financial Officer. The employment agreement for Mr. Mileusnic provides for an annual base salary of $275,000 and the grant of options to purchase 66,666 shares of our common stock at $9.87 per share that will vest in four equal annual installments beginning on the first anniversary of his employment agreement and expire on the tenth anniversary of the grant date. The employment agreement provides that, if Mr. Mileusnic is terminated by us without “cause” or by Mr. Mileusnic for “good reason” (each as defined in the employment agreement), Mr. Mileusnic will be entitled to all base salary and bonus, if any, which were earned and payable on the date of termination. If upon such a termination Mr. Mileusnic executes a general release of claims, Mr. Mileusnic will be entitled to a lump sum payment in cash equal to one and one-half times of the following:

•	Mr. Mileusnic’s annual base salary then in effect; and

•	the most recent annual bonus paid to Mr. Mileusnic.

However, if Mr. Mileusnic is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code) at the time Mr. Mileusnic has a “separation from service” (as defined in Section 409A(a)(2)(A)(i) of the Code), we will not make any of the above payments before the date that is six months after the date of Mr. Mileusnic’s termination.

We entered into an employment agreement, effective as of July 1, 2005, with Amy K. O’Neil to serve as our Senior Vice President of Store Operations. The employment agreement for Ms. O’Neil provides for an annual base salary of $250,000 and the grant of options to purchase 133,333 shares of our common stock at $9.87 per share that will vest in four equal annual installments beginning on the first anniversary of her employment agreement and expire on the tenth anniversary of the grant date. The employment agreement provides that, if Ms. O’Neil is terminated by us without “cause” or by Ms. O’Neil for “good reason” (each as defined in the employment agreement), Ms. O’Neil will be entitled to all base salary and bonus, if any, which were earned and payable on the date of termination. If upon such a termination Ms. O’Neil executes a general release of claims, Ms. O’Neil will be entitled to 18 consecutive monthly payments which, in the aggregate, will be equal to one and one-half times:

•	Ms. O’Neil’s annual base salary then in effect; and

•	the most recent annual bonus paid to Ms. O’Neil.

However, if Ms. O’Neil is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code) at the time Ms. O’Neil has a “separation from service” (as defined in Section 409A(a)(2)(A)(i) of the Code), we will not make any of the above payments before the date that is six months after the date of Ms. O’Neil’s termination.

Other than the foregoing, the employment agreements for Mr. Mileusnic and Ms. O’Neil are identical and are summarized below.

The employment agreements have an initial term of two years, and each year thereafter the agreements will be automatically extended for an additional year unless either party to the agreement notifies the other that it wishes to terminate the agreement at least 90 days before the scheduled expiration of the agreement.

Each employment agreement provides for eligibility for target annual bonuses to be determined by our compensation committee, which will be equal to 50% of the executive’s then applicable average annual base salary. Also, under the employment agreements, we have agreed to make available to the executives our employee benefit plans, programs and policies, which are generally available to our similarly-situated senior executives.

Under these agreements, we have agreed to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a repayment of the payments and benefits by the executive to us of $50,000 of less would render the excise tax inapplicable, then the executive will make such repayment to us.

If the executive’s employment terminates in the case of death or disability, our only obligation is to pay the executive or, in the case or an executive’s death, the executive’s estate, the annual base salary and target annual bonus, if any, which were earned and payable on the date the executive’s employment terminated.

The employment agreements also contain non-compete and confidentiality and non-solicitation provisions that apply during the term of the employment agreements and for an 18-month period thereafter.

Christopher B. Rich

Effective as of August 29, 2005, Christopher B. Rich joined us as our Vice President of Global Franchising. Pursuant to an employment offer letter, Mr. Rich joined the company at an annual base salary of $250,000 and the grant of options to purchase 25,000 shares of our common stock with a grant date of October 4, 2005 at $14.00 per share and 3,125 shares of our common stock with a grant date of November 14, 2005 at $11.00 per share. The options to purchase shares of our common stock vest in four equal annual installments beginning on the first anniversary of his employment agreement and expire on the tenth anniversary of the grant date. The employment offer letter provides that, if Mr. Rich is terminated by us without “cause” or by Mr. Rich for “good reason” (each as defined in the employment offer letter), within two years of starting employment, Mr. Rich will be entitled to all base salary and bonus, if any, which were earned and payable on the date of termination. If upon such a termination Mr. Rich executes a general release of claims, Mr. Rich entitled to a lump sum payment in cash equal to six months of Mr. Rich’s annual base salary then in effect.

However, if Mr. Rich is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code) at the time Mr. Rich has a “separation from service” (as defined in Section 409A(a)(2)(A)(i) of the Code), we will not make any of the above payments before the date that is six months after the date of Mr. Rich’s termination.

In addition the employment offer letter provides for eligibility for a target annual bonus of 10% of all franchise development fees, up to a maximum of 50% of Mr. Rich’s then applicable current annual base salary. Also, under the employment offer letter, we have agreed to make available our employee benefit plans, programs and policies, which are generally available to our similarly-situated senior executives.

Upon a “change of control event,” all of the executives’ outstanding equity awards that are not otherwise exercisable will be accelerated.

The employment agreements also contain non-compete and confidentiality and non-solicitation provisions that apply during the term of the employment agreements and for an 18-month period thereafter.

Janet D. Astor

Janet D. Astor’s employment with Caribou was ceased on January 11, 2007. We agreed to provide Ms. Astor with severance pay equal to six months of Ms. Astor’s base annual salary at the time of termination, totaling $102,302. Ms. Astor was also eligible to continue to participate in our medical and dental employee benefit plans as prescribed by COBRA in all respects.

Outstanding Equity Awards at December 31, 2006

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options	Options	Price	Expiration
Name	(#) Exercisable	(#) Unexercisable	($)	Date

Michael J. Coles(1)	500,000	166,667	$6.70	1/13/13
	33,333	100,000	9.87	7/15/15
	—	9,135	8.95	3/16/16
George E. Mileusnic(2)	200,000	—	5.62	1/1/12
	16,667	50,000	9.87	7/15/15
	—	8,180	8.95	3/16/16
Amy K. O’Neil(3)	33,333	—	5.62	1/2/11
	25,000	8,333	6.70	9/14/13
	33,000	100,000	9.87	7/15/15
	—	5,480	8.95	3/16/16
Christopher B. Rich(4)	6,250	18,750	14.00	10/4/15
	781	2,344	11.00	11/14/15
	—	21,875	7.70	9/16/16
Janet D. Astor(5)	33,333	33,333	6.70	12/13/14
	—	2,258	8.95	3/16/16

(1)	Mr. Coles unexercisable options become exercisable as follows: 166,667 options on January 14, 2007, 2,284 options on March 17, 2007, 33,333 options on July 15, 2007, 2,284 options on March 17, 2008, 33,333 options on July 15, 2008, 2,284 options on March 17, 2009, 33,334 options on July 15, 2009, and 2,283 options on March 17, 2010.

(2)	Mr. Mileusnic unexercisable options become exercisable as follows: 2,045 options on March 17, 2007, 16,667 options on July 15, 2007, 2,045 options on March 17, 2008, 16,667 options on July 15, 2008, 2,045 options on March 17, 2009, 16,666 options on July 15, 2009 and 2,045 options on March 17, 2010.

(3)	Ms. O’Neil unexercisable options become exercisable as follows: 1,370 options on March 17, 2007, 33,333 options on July 17, 2007, 8,333 options on September 15, 2007, 1,370 options on March 17, 2008, 33,333 options on July 15, 2008, 1,370 options on March 17, 2009, 33,334 options on July 15, 2009 and 1,370 options on March 17, 2010.

(4)	Mr. Rich unexercisable options become exercisable as follows: 5,469 options on September 17, 2007, 6,250 options on October 4, 2007, 781 options on November 14, 2007, 5,469 options on September 17, 2008, 6,250 options on October 4, 2008, 781 options on November 14, 2008, 5,469 options on September 17, 2009, 6,250 options on October 4, 2009, 782 options on November 14, 2009 and 5,468 options on September 17, 2010.

(5)	Ms. Astor’s employment with Caribou was ceased on January 11, 2007. All unexercisable options as of this date were forfeited. Ms. Astor exercised all vested options within 90 days of termination.

Option Exercises and Stock Vested During 2006

None of the NEOs exercised stock options in 2006, and no restricted stock vested in 2006.

Potential Payments Upon Termination and Change in Control

Mr. Coles, Mr. Mileusnic and Ms O’Neil each have an employment agreement with us that provides for certain severance payments in the event their employment is terminated without cause or with good reason, or due to death or disability. Mr. Rich’s employment offer letter provides for certain severance payments in the event his employment is terminated without cause or with good reason.

Under these arrangements, the executive may receive severance payments in the event of termination without cause, non-renewal of their contract on competitive terms, or terminations by the executive for good reason. These severance payments are described in the section titled Employment, Severance and Change-in Control Agreements above.

Mr. Coles’ employment agreement provides for severance payments upon his death or disability and generally provides for a lump sum payment of target annual bonus prorated for the number of days during the year that the executive was employed by us. Mr. Coles’ agreement also provides for certain severance benefits upon a change in control. In addition, Mr. Coles will receive continued coverage for 24 months under the life insurance, long-term disability, medical, dental and other group health benefits and plans in effect at the time of termination at our cost.

Pursuant to our 2005 Equity Incentive Plan all unexercisable stock options will become exercisable upon a change in control.

Definition of a Change in Control

Under the terms of our 2005 Equity Incentive Plan, a change in control is deemed to have occurred as a result of any one of the following events:

•	A person becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of our then outstanding securities for the election of directors;

•	Our stockholders approve a dissolution or liquidation of our company or any sale or disposition of 50% or more of our assets or business;

•	Our stockholders approve a merger or consolidation to which we are a party (other than a merger or consolidation with one of our wholly-owned subsidiaries), or a share exchange in which we exchange our shares for shares or another corporation as a result of which the person who were our stockholders immediately before the effective date of the merger, consolidation or share exchange have beneficial ownership of less then 50% of the combined voting power for election of directors of the surviving corporation following the effective date of the merger, consolidation or share exchange;

•	The individuals who constitute the Board cease for any reason during the period to constitute at least a majority of the Board, unless the election or nomination for election of each new member of the Board was approved by a vote of at least two-thirds of the members of the Board then still in office who were members of the Board at the beginning of the period; or

•	There is a change in control of a nature that would be required to be reported in response to the proxy rules and regulations.

The table below sets forth potential payments that each named executive officer would have been entitled to receive upon termination of employment as of December 31, 2006 in the situations identified. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and the arrangements if payment is made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Code. Values for stock option grants are based on our closing price of $8.53 on December 31, 2006. Severance and benefit continuation is based upon rates in effect on December 31, 2006.

		Accelerated
	Severance	Vesting of	Benefit	Estimated
	Amount	Stock	Continuation	Tax Gross-Up	Total
Name	($)	Options ($)(1)	($)	($)	($)

Michael J. Coles
Change-in Control	—	304,999	—	—	304,999
For Cause/resignation without good reason	—	—	—	—	—
Without Good Cause	1,861,167	—	13,887	—	1,875,054
Good Reason	1,861,167	—	13,887	—	1,875,054
Death or Disability	—	—			—
George E. Mileusnic(3)
Change-in Control	—	—	—	—	—
For Cause/resignation without good reason	—	—	—	—	—
Without Good Cause	569,597	—	—	—	569,597
Good Reason	569,597	—	—	—	569,487
Death or Disability	—	—	—	—	—
Amy K. O’Neil(3)
Change-in Control	—	15,249	—	—	15,249
For Cause/resignation without good reason	—	—	—	—	—
Without Good Cause	458,384	—	—	—	458,384
Good Reason	458,384	—	—	—	458,384
Death or Disability	—	—	—	—	—
Christopher B. Rich
Change-in Control	—	18,156	—	—	18,156
For Cause/resignation without good reason	—	—	—	—	—
Without Good Cause	125,000	—	—	—	125,000
Good Reason	125,000	—	—	—	125,000
Death or Disability	—	—	—	—	—
Janet D. Astor(2)
Change-in Control	—	—	—	—	—
For Cause/resignation without good reason	—	—	—	—	—
Without Good Cause	—	—	—	—	—
Good Reason	—	—	—	—	—
Death or Disability	—	—	—	—	—

(1)	In the event of a change in control, maximum payout factors are assumed for amounts payable under the 2005 Equity Incentive Plan. Additionally, all unvested stock options vest immediately. Stock options remain exercisable over the normal life of the grant. For valuation purposes, the vesting of the stock options included options which exceeded the year-end stock price of $8.53.

(2)	The employment of Janet D. Astor ceased on January 11, 2007. We agreed to provide Ms. Astor with severance pay equal to six months of Ms. Astor’s base annual salary at the time of termination, totaling $102,302. Ms. Astor was also eligible to continue to participate in our medical and dental employee benefit plans as prescribed by COBRA in all respects.

(3)	Assumes NEO signs a general release of claims.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 regarding shares outstanding and available for issuance under the Company’s existing equity incentive plan.

(c)
Number of Securities
Remaining Available for
	(a)	(b)	Future Issuance Under
	Number of Securities	Weighted-Average	Equity Compensation
	to be Issued Upon	Exercise Price of	Plans (Excluding
	Exercise of	Outstanding	Securities Reflected in
Plan Category	Outstanding Options.	Options.	Column(a))

2005 Equity Incentive Plan approved by security holders	2,421,600	$7.43	446,328
Equity compensation plans not approved by security holders	—	$—	—

Total	2,421,600	$7.43	446,328

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of April 9, 2007 concerning the beneficial ownership of common stock of (i) 5% beneficial owners of the outstanding common stock, (ii) the directors, (iii) the named executive officers and (iv) all current directors and executive officers as a group. Such information is provided as of April 9, 2007. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1%.

	Amount and Nature of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class(1)

Caribou Holding Company Limited	11,672,245	(2)	60.4%
c/o Arcapita, Inc.
75 Fourteenth Street, 24th Floor
Atlanta, GA 30309
Arcapita Investment Management Limited	11,672,245	(2)	60.4%
c/o Paget Brown & Company Ltd.
West Wind Building
P.O. Box 1111
Grand Cayman
Cayman Islands, B.W.I
Arcapita Bank B.S.C.(c)	11,672,245	(3)	60.4%
P.O. Box 1406
Manama, Bahrain
Michael J. Coles	797,259	(4)	4.1%
Kip R. Caffey	6,500	(5)	*
Wallace B. Doolin	7,500	(6)	*
Charles L. Griffith	2,000	(2)	*
Jeffrey C. Neal	32,500	(7)	*
Charles H. Ogburn	53,200	(2)	*
George E. Mileusnic	218,712	(8)	1.1%
Amy K. O’Neil	93,036	(8)	*
Janet D. Astor	35,065	(9)	*
Christopher B. Rich	7,031	(8)	*
All current directors and executive officers as a group (19 persons)	1,569,614	(10)	8.1%

*	Less than 1%

(1)	Based on 19,319,525 shares of Common Stock outstanding on April 9, 2007.

(2)	As of December 31, 2006, Caribou Holding Company Limited (“CHCL”) has 150,600 shares of voting stock and 6,815,038 shares of non-voting stock outstanding. 5,971,218 of the shares of non-voting stock are held by five companies (the “Five Non-Voting Holding Companies”), which are Cayman Island entities owned by approximately 160 international investors. Arcapita Bank B.S.C. (c) (“Arcapita Bank”) holds a minority interest in three of the Five Non-Voting Holding Companies, which each own 1,587,180 shares of the non-voting stock of CHCL. 572,820 of the remaining shares of non-voting stock are held by Premium Coffee Holdings Limited, an indirect subsidiary of Arcapita Bank. The remaining 271,000 shares of non-voting stock are held by Arcapita Incentive Plan Limited (“AIPL”), a Cayman Islands entity owned by management of Arcapita Bank (including Messrs. Ogburn and Griffith). 10,040 shares of voting stock are held by each of the 15 separate Cayman Island entities formed by Arcapita Bank (“the Voting Cayman Entities”). The Voting Cayman Entities are owned by approximately 50 international investors (the “International Investors”). Each of the Voting Cayman Entities owns 6 2/3 % percent of the voting stock of CHCL. Each International Investor has granted Arcapita Investment Management Limited (“AIML”), a direct subsidiary of Arcapita Bank, a revocable proxy to vote its shares of voting stock in the Voting Cayman Entities on all matters. In addition, each Voting Cayman Entity has entered into an administration agreement with AIML pursuant to which AIML is authorized to vote the voting stock of CHCL held by such Voting Cayman Entity. Each administration agreement is terminable by a Voting Cayman Entity upon 60 days’ prior written notice to AIML by a vote of two-thirds of its shareholders.

(3)	Arcapita Bank does not directly own any stock of CHCL, Caribou Coffee Company, Inc., AIPL or the Voting Cayman Entities. The number of shares of stock shown as owned by Arcapita Bank includes all of the shares of CHCL subject to the revocable proxies granted to AIML as described in note (2) above. Arcapita Bank is a Bahrain joint stock company.

(4)	Includes 535,617 shares subject to options exercisable within 60 days of April 9, 2007.

(5)	Includes 2,500 shares subject to options exercisable within 60 days of April 9, 2007. The address for Mr. Caffey is c/o Cary Street Partners, 3060 Peachtree Road, Suite 780, Atlanta, Georgia 30305.

(6)	Includes 2,500 shares subject to options exercisable within 60 days of April 9, 2007. The address for Mr. Doolin is c/o Buca, Inc. 1300 Nicollet mall, Suite 5003, Minneapolis, Minnesota 55403.

(7)	Includes 2,500 shares subject to options exercisable within 60 days of April 9, 2007. The address for Mr. Neal is 1099 Pelham Road, Winnetka, Illinois 60093.

(8)	Represents shares subject to options exercisable within 60 days of April 9, 2007.

(9)	Includes 565 shares subject to options exercisable within 2 days of April 9, 2007. Ms. Astor’s employment with Caribou was ceased on January 11, 2007.

(10)	Includes 1,135,339 shares subject to options exercisable within 60 days of April 9, 2007.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Caffey (Chairman) and Doolin. None of our executive officers that are members of our board of directors participate in the approval of matters relating to their compensation, and none of them serve as members of the compensation committee. None of our executive officers currently serve on the compensation committee or board of directors of any other company of which any member or proposed member of our compensation committee is an executive officer.

Certain Relationships and Related Transactions

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing the terms, conditions and arrangements involving any related party or potential conflict of interest transaction and for overseeing our Code of Business Conduct, which includes disclosure requirements applicable to our employees and our directors relating to conflicts of interest. Accordingly, the Audit Committee is responsible for reviewing and approving the terms and conditions of all transactions that involve the company, one of our directors or executive officers or any of their immediate family members. Although we have not entered into any such transactions since January 2, 2006 that meet the requirements for disclosure in this Proxy Statement, if there were to be such a transaction, we would need the approval of our Audit Committee prior to entering into such transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the Common Stock, to file with the SEC initial reports of beneficial ownership (“Forms 3”) and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company (“Forms 4”). Directors, executive officers and greater than 10% shareholders of the Company are required by SEC rules to furnish to the Company copies of all Section 16(a) reports that they file. The Company files Section 16(a) reports on behalf of its directors and executive officers to report their initial and subsequent changes in beneficial ownership of Common Stock. To the Company’s knowledge, based solely on a review of the reports filed by persons who beneficially own more than 10% of the Common Stock and the reports filed on behalf of its directors and executive officers by the Company and written representations from such persons that no other reports were required, all Section 16(a) filing requirements applicable to its directors and executive officers, and persons who beneficially own more than 10% of the Common Stock were complied with for fiscal 2006, except that one transaction on a Form 4 was not timely reported on behalf of Christopher B. Rich, the Company’s Vice President of Global Franchising.

AUDIT COMMITTEE REPORT

During fiscal 2006, Messrs. Jeffrey C. Neal, Kip R. Caffey, and Wallace B. Doolin served on the Audit Committee. Messrs. Neal, Caffey and Doolin (i) meet the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and are “independent directors” as defined in Nasdaq rules, and (ii) meet Nasdaq’s financial knowledge and sophistication requirements. Mr. Neal has been determined by the Board of Directors to be an “audit committee financial expert” under SEC rules. The audit committee will help ensure the integrity of our financial statements and the qualifications and independence of our independent auditors.

The audit committee:

•	evaluates the independent auditors’ qualifications, independence and performance;

•	determines the terms of engagement of the independent auditors;

•	approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on the engagement team as required by law;

•	reviews our financial statements;

•	reviews our critical accounting policies and estimates; and

•	discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, among other things.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and the Company’s independent registered public accounting firm, including a discussion regarding SAS 61 and the written disclosures and letter from Ernst & Young required by the Independence Standards Board Standard No. 1 regarding their independence, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,

Jeffrey C. Neal (Chair)
Kip R. Caffey
Wallace B. Doolin

PROPOSAL 2 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors requests that shareholders ratify its selection of Ernst & Young to serve as our independent registered public accounting firm for fiscal 2007. Ernst & Young audited our consolidated financial statements for fiscal 2006. A representative of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2007.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company for fiscal 2006 and fiscal 2005 by Ernst & Young LLP:

	Fiscal 2006	Fiscal 2005

Audit Fees	$452,500	$985,000
Tax Fees	92,717	40,975

Total	$545,217	$1,025,975

Audit Fees for fiscal 2006 consist of fees paid to Ernst & Young LLP for the audit of our annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q. Audit Fees for fiscal 2005 consist of fees paid to Ernst & Young LLP for (i) the audit of our annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q; (ii) for professional services rendered in connection with our initial public offering.

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation and tax audits.

Pursuant to its charter, our Audit Committee must pre-approve all audit and non-audit services to be performed by our independent auditors and will not approve any services that are not permitted by SEC rules. In fiscal 2006 and 2005, all audit and non-audit services were pre-approved.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended for inclusion in our proxy statement for the 2008 Annual Meeting of Shareholders (the “2008 Annual Meeting”) must be received by us at our executive offices at 3900 Lakebreeze Avenue North, Brooklyn Center, Minnesota 55429, Attention: Corporate Secretary, on or prior April 10, 2008.

Shareholder proposals intended for consideration at the 2008 Annual Meeting but not submitted for inclusion in the proxy statement for the 2008 Annual Meeting, including shareholder nominations for candidates for election as directors, generally must be received by us at our executive offices on or prior to April 10, 2008 in order to be considered timely under SEC rules and our Amended and Restated Bylaws. However, if the date of the 2008 Annual Meeting is a date that is not within 30 days before or after the anniversary date of the Annual Meeting, notice by the shareholder of a proposal must be received no later than the close of business on the 10th calendar day after the first public announcement of the date of such annual meeting. A public announcement includes disclosure in (1) a document filed by us with the SEC, (2) a mailed notice of the 2008 Annual Meeting, and (3) a press release reported by a national news service. Under applicable rules of the SEC, our management may vote proxies in their discretion regarding these proposals if (1) we do not receive notice of the proposal on or prior to April 10, 2008, or (2) we receive written notice of the proposal on or prior to April 10, 2008, describe the proposal in our proxy statement relating to the 2008 Annual Meeting and state how the management proxies intend to vote with respect to such proposal.

Shareholder Communications with our Board of Directors

Shareholders wishing to communicate with the Board of Directors, any of its committees, or one or more individual directors should send all written communications to: Caribou Coffee Company, Inc., 3900 Lakebreeze Avenue North, Brooklyn Center, Minnesota 55429, Attention: Secretary. Written correspondence will be forwarded to the appropriate directors.

Householding

As permitted by the Exchange Act, only one copy of this Proxy Statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the Proxy Statement. Upon oral or written request, we will promptly deliver a separate copy of the Proxy Statement to any shareholder residing at an address to which only one copy was mailed. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

Shareholders residing at the same address and currently receiving only one copy of the Proxy Statement may contact us to request multiple copies in the future, and shareholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact us to request a single copy in the future. All such requests should be directed to Caribou Coffee Company, Inc., 3900 Lakebreeze Avenue North, Brooklyn Center, Minnesota 55429, Attention: Secretary, or by phone at (763)592-2200.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The 2006 Annual Report including our fiscal 2006 Form 10-K (the “2006 10-K”) (which is not a part of the proxy soliciting materials) is being mailed to shareholders with this proxy statement. The 2006 Form 10-K and the exhibits filed with it are available at our web site at www.cariboucoffee.com/aboutus/investorrelations.asp under Corporate Governance, upon request by any shareholder to Investor Relations at:

Investor Relations
Integrated Corporate Relations
Kathleen Heaney
(203) 803-8535
ir@cariboucoffee.com

A copy of any or all exhibits to the 2006 10-K will be furnished for a fee, which will not exceed our reasonable expenses in furnishing the exhibits.

By Order of the Board of Directors,

Dan E. Lee
Secretary

Brooklyn Center, Minnesota
April 30, 2007

CARIBOU COFFEE
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, August 8, 2007
10:00 a.m. (Central Time)
Crowne Plaza Hotel
2200 Freeway Blvd.
Minneapolis, MN 55430

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Brooklyn Center, MN 55429	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Wednesday, August 8, 2007.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR“ Proposals 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint George E. Mileusnic and Dan E. Lee, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments and postponements.
See reverse for voting instructions.

COMPANY #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on August 7, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/cbou/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on August 7, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Caribou Coffee, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here
The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To elect six Directors:	NOMINEES:	01 Kip R. Caffey	04 Charles L. Griffith	☐ Vote FOR	☐ Vote WITHHELD
	to hold office until the Annual Meeting of		02 Michael J. Coles	05 Jeffrey C. Neal	all nominees	from all nominees
	Stockholders in 2008:		03 Wallace B. Doolin	06 Charles H. Ogburn	(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2007	☐	For	☐	Against	☐	Abstain

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. A properly executed proxy will be voted in the manner directed by the person(s) signing below. If you make no choice, your proxy will be voted “FOR“ Proposals 1 and 2.

Address Change? Mark Box ☐ Indicate changes below:
Dated , 2007

Signature(s) in Box

Please sign exactly as your name(s) appears at left. In the case of joint owners, each should sign. If signing as executor, trustee, guardian or in any other representative capacity or as an officer of a corporation, please indicate your full title.